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                                                                  EXHIBIT 10.1.I

                    SEVERANCE AGREEMENT AND GENERAL RELEASE


         This Severance Agreement and General Release ("Agreement") is entered into by and between ROBERT A. YEAGER ("Yeager"), on the one hand, and QUORUM HEALTH GROUP, INC. ("QHG") on the other.

         WHEREAS, Yeager is currently employed by QHG; and

         WHEREAS, Yeager and QHG desire to sever their relationship in accordance with the terms and conditions set forth below; and

         WHEREAS, Yeager and QHG desire to settle, once and forever, all matters that are or might be in dispute between them and the others released herein.

         NOW, THEREFORE, for and in consideration of the mutual promises and undertakings set forth below, Yeager and QHG agree as follows:

         1. Yeager agrees and acknowledges that this Agreement is the result of a compromise and that this Agreement is not an admission or confession of liability by QHG.

         2. Yeager and QHG agree that Yeager will resign his employment from QHG and his position(s) as an officer of QHG or any of its subsidiaries or affiliated entities effective April 1, 1996. Thereafter, QHG will pay Yeager a severance allowance of Twenty-two Thousand One Hundred and No/100 Dollars ($22,100.00) per month, less deductions for federal and/or state income tax withholding, FICA, and any other deductions from wages required by law or regulation, for a period of eighteen (18) months. This severance allowance will be paid in eighteen (18) monthly installments beginning on or about the first of the month next following expiration of the seven day revocation period set out in Paragraph 12(c) of this Agreement. In the event Yeager dies prior to full payment
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of the above severance allowance, the foregoing monthly installments shall continue to be paid to his estate.

         3. Provided Yeager exercises his COBRA continuation rights with respect to QHG's group health and dental insurance plan(s) in which Yeager participates as of the effective date of his resignation from employment, QHG will pay Yeager an additional severance allowance in an amount equal to the current monthly COBRA continuation premium(s) in any month in which Yeager receives a severance allowance under Paragraph 2 above. This additional severance allowance will be paid at approximately the same time Yeager is required to pay COBRA continuation premiums. Yeager hereby authorizes and directs QHG to apply this additional severance allowance amount to payment of any COBRA continuation premiums which he may be obligated to pay by virtue of his having exercised his COBRA continuation rights. It is understood and agreed that the severance allowance provided under this Paragraph will cease if and when Yeager becomes covered by any other group health or dental insurance plan(s) or in any way becomes ineligible for COBRA continuation benefits, and that it is Yeager's responsibility to pay any COBRA continuation premiums following exhaustion of this severance allowance without further notification from QHG should he be eligible for and desire COBRA continuation benefits thereafter.

         4.      (a)       Provided Yeager does not breach this Agreement,
effective April 1, 1996, QHG will extend for ninety (90) days, Yeager's right to exercise any vested options granted to him prior to April 1, 1996. All other Terms and Conditions of such option grants will remain the same. Provided Yeager does not breach this Agreement, any such stock options which have not vested pursuant to the Terms and Conditions under which they were granted will be accelerated for vesting



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purposes on October 8, 1997.  Any stock options accelerated under this
Agreement must be exercised within ninety (90) days of the date of acceleration or be forfeited.

                 (b) Upon termination of Yeager's employment by QHG on April 1, 1996, as set out in Paragraph 2 of this Agreement, Yeager will be paid one (1) months salary for his accrued but unused vacation.

         5. For a period of eighteen (18) months following April 1, 1996, Yeager shall not engage in any activities which would reflect negatively on QHG or any of its affiliated operations. During such period, Yeager will not serve as an officer, director, employee, or in a similar capacity for a company or organization engaged in the acquisition, operation, or management of acute care hospitals, whether they are for-profit or not-for-profit, except with the express prior written approval of QHG's Chief Executive Officer. Yeager further agrees that, for a period of eighteen (18) months following April 1, 1996, he will not, either directly or indirectly, recruit, attempt to recruit, or solicit employees, physicians or other associated parties of QHG, its subsidiaries, or any of the parties released herein to work for, represent, or perform services for any other employer or otherwise encourage such employees to cease their employment with QHG or the other parties released herein. The parties agree that breach of Paragraph 5 of this Agreement constitutes a material breach of this Agreement for which no adequate remedy is available at law and which would irreparably injure QHG. Therefore, in addition to any other remedies available at law or equity, any breach of the provisions contained in this Paragraph, will entitle QHG to discontinue severance payments under this Agreement, rescind all unvested stock options, and/or obtain temporary, preliminary, and permanent injunctive relief enjoining and restraining Yeager from breach of the provisions hereof.





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         6.      Yeager will not be eligible for any severance payment under any QHG severance pay plan(s) or policy(s) which now or may then exist. Yeager hereby expressly acknowledges that the severance payments provided under this Agreement are greater than and in lieu of any payments to which he might be entitled under any applicable QHG severance pay plan(s) or policy(s) and, accordingly, he expressly, knowingly, and voluntarily opts out of and waives any claims under any such plan(s) or policy(s).

         7. Yeager hereby voluntarily, irrevocably, and unconditionally releases and forever discharges QHG and its subsidiaries and their parents, owners, partners, stockholders, predecessors, successors, assigns, agents, insurers, directors, officers, employees, former employees, representatives, subsidiaries, affiliates, and all persons acting through, by, under, or in concert with any of the above, from any and all complaints, causes of action, claims, demands, liabilities, or rights, WHETHER KNOWN OR UNKNOWN and whether in law or in equity, that Yeager had, now has, or may claim to have in the future including, but not limited to, any claims, causes of action or liabilities that arise in whole or in part from Yeager's employment at or termination from employment at QHG or at any entity released herein. This release does not impact any rights Yeager might have for indemnification under applicable corporate law or under QHG's charter and bylaw provisions for acts done as an officer or director of QHG or its subsidiaries. This general release specifically includes, but is not limited to, claims for AGE DISCRIMINATION under the federal Age Discrimination in Employment Act ("ADEA") and/or the Tennessee Anti-Discrimination Act, discrimination on any other prohibited basis, severance pay or payments, work-related injury or illness, conspiracy, breach of employment contract, interference with employment contract, wrongful discharge in violation of public policy, breach of any implied or expressed covenant of good faith or fair dealing, and/or





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infliction (negligent or intentional) of emotional distress.  QHG agrees to release Yeager from prior acts other than gross negligence, or criminal, or willful misconduct.

         8. Yeager agrees that he will not, through himself, his spouse, his immediate family members or others with whom he is associated, divulge the terms of this Agreement except as may be required by law or regulations. QHG agrees that it will not through its agents divulge this information except as may be required by law or regulation or in the normal course of business operations. Yeager is permitted to divulge the terms of this Agreement for personal, legal, financial, or tax consulting purposes.

         9. Any party to this Agreement who breaches a term or provision of this Agreement shall be liable for all losses and damages caused by such breach, and such losses or damages may be recovered in a separate legal action. Should one of the parties be found to have breached this Agreement, that party shall also be liable to the other party for all costs, expenses, and attorneys' fees incurred by the other party in bringing and prosecuting an action for breach of the Agreement.

         10. This Agreement shall be binding upon Yeager and upon his estate, family, heirs, administrators, executors, guardians, conservators, representatives, successors and assigns, and upon QHG, its officials, directors, officers, agents, servants, successors and assigns.

         11. Yeager represents and acknowledges that in executing this Agreement he has not relied on any statement, promise, or representation other than as specifically identified in this Agreement. Yeager further represents and acknowledges that no consideration has been or is being offered, promised, or expected other than as specifically identified in this Agreement. This Agreement fully, unconditionally, and immediately supersedes any and all prior agreements or understandings between the parties with respect to the matters herein set forth. This Agreement may





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only be amended by written agreement signed by the party or parties to be bound by the amendment, and parol evidence will be inadmissable to show agreement by and among the parties to any term or condition contrary or additional to the terms and conditions contained in this Agreement.

         12.     Yeager is given notice as follows:

                 (a) YEAGER IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT.

                 (b) YEAGER IS ADVISED THAT HE HAS A PERIOD OF UP TO TWENTY-TWO (22) DAYS WITHIN WHICH TO CONSIDER THIS AGREEMENT.

                 (c) YEAGER IS ADVISED THAT HE HAS A PERIOD OF SEVEN (7) DAYS FOLLOWING HIS EXECUTION OF THIS AGREEMENT WITHIN WHICH HE MAY REVOKE THE AGREEMENT, AND THE AGREEMENT WILL NOT BECOME EFFECTIVE OR ENFORCEABLE ON YEAGER OR THE COMPANY UNTIL THIS SEVEN-DAY PERIOD HAS EXPIRED.

         13.     Yeager certifies and acknowledges that:

                 (a) He was given by QHG a period of up to twenty-two (22) days within which to consider this Severance Agreement and General Release and he availed himself of as much of that time as he considered necessary to fully evaluate and understand the terms of this Agreement;

                 (b) He was advised by QHG to seek the advice of legal counsel regarding the terms of this Agreement, and, particularly, any and all claims or causes of action he is releasing and giving up herein;

                 (c) He is suffering from no mental or physical disability which would impair his ability to read or understand this Agreement and all of its provisions;





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                 (d)      He has carefully read and understands all of the
provisions of this Agreement and that no form or type of coercion has been exerted over him to enter into this Agreement by QHG or by any party released herein;

                 (e) He recognizes and acknowledges that this Agreement is the result of individual negotiations between himself and QHG and that he is receiving consideration (i.e., the benefits set forth in Paragraphs 2, 3, and 4 of this Agreement) for entering into this Agreement which is above and beyond the value of anything to which he would be entitled upon termination from employment at this time;

                 (f) By executing this Agreement, he is knowingly and voluntarily waiving rights and claims as discussed in this Agreement.

         14. This Agreement shall be governed in all respects by the laws of the State of Tennessee, without giving effect to the principles of conflicts of law.

         15. If any provision of this Agreement is held to be void, voidable, unlawful, or unenforceable, the remaining portions of this Agreement will remain in full force and effect, provided, that if Paragraphs 5, 6, or 7, jointly or severally, are held void, voidable, unlawful or unenforceable, QHG shall be entitled to terminate the Agreement and to the return of the payments already paid under the Agreement.

         16. Any and all disputes concerning the interpretation of this Agreement shall be resolved by QHG's Chief Executive Officer and the members of the Compensation Committee of its Board of Directors as constituted on March 12, 1996, for as long as they are willing to serve. Such decision(s) shall be final and binding. Similarly, the decision of the Chief Executive Officer and the members of





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the Compensation Committee of QHG's Board of Directors will be final and binding as to any requests for modification or amendment of this Agreement.

                                  *   *   *

         PLEASE READ THIS AGREEMENT COMPLETELY AND CAREFULLY BEFORE YOU SIGN IT, AS IT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS THAT YOU HAVE OR MAY LATER CLAIM TO HAVE AGAINST QHG AND THE OTHERS RELEASED HEREIN.



 Dated:
       -------------------------
                                                  ------------------------------
                                                         ROBERT A. YEAGER


                                                  QUORUM HEALTH GROUP, INC.


 Dated:                                           By:
       -------------------------                     ---------------------------





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